ADVISED ASSETS GROUP, LLC

GREAT-WEST CAPITAL MANAGEMENT, LLC

GREAT-WEST FUNDS, INC.

GWFS EQUITIES, INC.

CODE OF ETHICS

Revised 3/2018, 8/2017; Amended and Restated 5/2017; Revised 3/2016; 4/2015; 3/2014; 2/2013; 9/2012; 9/2011; 10/2009; Effective 10/2008

Overview

Introduction

Advised Assets Group, LLC (“AAG”) is a registered investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”). Great-West Funds, Inc., (the “Funds”) is a registered investment company under the Investment Company Act of 1940 (“1940 Act”). Great-West Capital Management, LLC (“GWCM”) is the registered investment adviser to the Funds under the Advisers Act. GWFS Equities, Inc. (“GWFS”) is a broker/dealer registered with FINRA and the SEC and is the principal underwriter and distributor for the Funds. Note that capitalized terms are defined in the Glossary of Terms.

Rule 204A-1 under the Advisers Act requires investment advisers to establish, maintain and enforce a code of ethics that includes standards of business conduct for Supervised Persons and provisions for Access Persons to report personal securities transactions and holdings.

Similarly, Rule 17j-1 under the 1940 Act requires investment companies, as well as their investment advisers and principal underwriters, to adopt written codes of ethics containing provisions reasonably necessary to prevent Access Persons from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of the Rule.

Several rules govern the ethical obligations of broker/dealers, including Federal Securities Laws that prohibit using manipulative, deceptive or other fraudulent methods to effect a transaction in, or induce the purchase or sale of, a security; or purchasing or selling a security while in possession of material, non-public information about an issuer. A number of FINRA Rules describe standards of conduct required, such as 2010 (Standards of Commercial Honor and Principles of Trade), 2020 (Use of Manipulative, Deceptive or Other Fraudulent Devices), 2241 (Research Analysts and Research Reports), and 2242 (Debt Research Analysts and Debt Research Reports).

In addition to this Code, GWFS registered persons are required to report investment accounts (personal securities trading accounts). Further, Supervised Persons, Access Persons, and GWFS registered persons (collectively, “Persons” throughout this Code) may be subject to Compliance Manuals or Written Supervisory Procedures, as appropriate, and several other corporate policies, including, but not limited to the Great-West LifeCo Code of Conduct, Gift, Entertainment and Charitable Contributions Policy, Data Security and Privacy Policies, and Insider Trading Policies applicable to certain employees. Persons should be familiar with these policies as failure to comply with one could be viewed as a violation of multiple policies. For example, Persons may not give or accept Gifts or Entertainment that may be considered excessive either in dollar value or frequency to avoid the appearance of any potential conflict of interest, and special considerations apply regarding amounts given or paid to ERISA fiduciaries. Such activity would be a violation of this Code, the Gift and Entertainment Policy, and the Great-West LifeCo Code of Conduct.

Both the Advisers Act and 1940 Act Rules require Supervised and Access Persons to receive and acknowledge a copy of this Code of Ethics (“Code”) and Access Persons must make periodic written reports to Management.

Purpose

This Code is intended to provide guidance to Persons in the conduct of investment activities. The interests of Clients come before any personal interests. This Code is intended to reduce the possibility of any violation of Federal Securities Laws and any actual, apparent or potential conflict of interest with Clients.

Interpretations and Questions

From time to time, the CCO may adopt such interpretations of this Code as deemed appropriate. Questions about the Code should be directed to the CCO. No perceived ambiguity in the Code of Ethics shall excuse any violation.

Material Changes

The CCO is authorized to make material changes as deemed reasonably necessary to this Code; however any material changes to this Code must be approved by the Board of each entity. The Board of Directors of the Funds must approve the material changes within six months of adoption. Prior to approval of the Code and any amendment thereto, the Funds’ Board must receive a certification that procedures have been adopted as reasonably necessary to prevent violations. Approval must be based upon a determination that the Code contains provisions reasonably necessary to prevent unlawful conduct.

Guiding Principles and General Provisions

The following general principles govern the conduct of all Persons subject to this Code.

Standards of Conduct

Persons must commit to ethical behavior, adhering to the principals of openness, integrity, honesty and trust, and conduct themselves with both personal and professional integrity. High standards of conduct are important in maintaining the trust and confidence of Clients, Fund shareholders, others with whom we do business, and the communities in which we live and work. Avoid any situation that might compromise or call into question the duty to always consider the best interests of Clients. Comply with applicable federal securities laws and all other applicable laws and governmental rules and regulations as well as internal policies and procedures. It is important to note that Persons may never trade when in the possession of material non-public information, regardless of how it was obtained.

Compliance with Federal Securities Laws

A variety of Federal Securities Laws including those described in this Code apply to AAG, GWCM, GWFS and the Funds. Each entity is required to maintain a compliance program consisting of policies and procedures designed to prevent violations of Federal Securities Laws, including areas and issues not expressly covered in this Code. It is each Person’s responsibility to understand the obligations under these laws and to comply with all applicable Federal Securities Laws.

Compliance with ERISA

AAG, GWCM, GWFS and the Funds’ Clients may be retirement plans or IRAs subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). Additionally, Supervised and Access Persons, registered persons of GWFS, Portfolio Managers, Investment Personnel, and others may themselves be ERISA fiduciaries because they provide investment advice to Clients. It is each such Person’s responsibility to understand and comply with their obligations under ERISA.

Compliance with this Code

On an annual basis, Supervised and Access Persons are required to certify that they have read and understand this Code and any amendments thereto and agree to comply with its provisions. Access Persons are held to a higher standard and therefore must conduct personal securities transactions in a manner consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of their positions of trust and responsibility.

Confidentiality

Except in the normal course of your duties on behalf of AAG, GWCM, GWFS or the Funds, information regarding the identity of any Client or accounts, or any nonpublic information regarding a Security Held or Securities Being Considered for Purchase or Sale is confidential.

General Anti-Fraud Provisions

It is unlawful for Supervised or Access Persons to engage, directly or indirectly, in any of the following acts, practices or courses of business:

1.	Employ any device, scheme, or artifice to defraud Clients or prospective Clients;

2.	Make any untrue statement of a material fact or omit to state a necessary material fact to Clients or prospective Clients;

3.	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Clients or prospective Clients; and

4.	Engage in any manipulative practice with respect to Clients or prospective Clients.

The Code governs the personal securities activities of Access Persons. In general, Access Persons should:

1.	Always place the interests of the Clients and the Funds first;

2.

Always ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an Access Person’s position of trust and responsibility; and

3.	Not take inappropriate advantage of their positions.

Training

As rules, regulations and laws relating to this Code continue to evolve, the Compliance Department will conduct training sessions, or may otherwise distribute educational materials regarding this Code and updates and amendments. You will be required to attend such training sessions and to provide an acknowledgement of attendance at any such training session(s).

Reporting of Violations of this Code

Supervised and Access Persons must report any violations of this Code promptly to the CCO’s Office. Violations or suspected violations of this Code or any Federal Securities Laws may be reported electronically through the Compliance Reporting System or following the Great-West Life & Annuity Insurance Company Internal Complaints Reporting Policy and Procedures. All reports and other records required to be submitted or maintained under this Code will be treated as confidential.

Acknowledgement of Receipt of Code

The CCO’s Office will provide a copy of this Code of Ethics to each Supervised and Access Person on at least an annual basis. Any other-than-annual material amendments to this Code will be provided after such amendments are adopted by the Board.

Within 30 calendar days of a request from the CCO’s Office after receiving the copy or any amendment to this Code, Supervised and Access Persons, other than Independent Fund Directors, are required to submit an acknowledgement in the Compliance Reporting System. New Access Persons must submit the acknowledgement within 10 calendar days. The acknowledgement states that the Supervised or Access Person:

a.	Has received and read this Code or such amendment,

b.	Has had an opportunity to ask questions; and

c.	Understands and agrees to comply with this Code or such amendment, and all applicable requirements.

Compliance Questionnaire and Certifications

Persons will periodically be required to complete and timely submit a Compliance Questionnaire and/or Certifications including information about gifts and entertainment, political contributions and activities, outside business activities, personal transactions, disciplinary information, and other topics.

Outside Business Activities/Affiliations

Persons may not participate in a political campaign or lobbying, seek election or appointment to a political position, or serve on the Board of Directors of a publicly traded company without prior authorization from the CCO’s Office or delegate. A request for authorization must be submitted in accordance with the Outside Business Activity policies and procedures for the relevant entity.

Investment Clubs

Supervised and Access Persons, excluding Independent Directors, are not permitted to belong to any investment clubs or participate in investment club meetings.

Independent Fund Directors

Independent Fund Directors are Access Persons of the Funds but generally are not subject to personal trading restrictions and are not required to pre-clear transactions or submit reports as noted below, pursuant to Rule 17j-1(d)(2) of the 1940 Act. An Independent Director need not report initial or annual holdings, or a quarterly transaction report, unless the Independent Director knew or, in the ordinary course of fulfilling his or her official duties as a Fund Director, should have known that during the 15-day period immediately before or after the Director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or GWCM considered purchasing or selling the Covered Security. Certain paragraphs in this Code are not applicable to Independent Directors, including but not limited to Training, Compliance Questionnaires and Certifications, OBA/Affiliations, Political Contributions and Sanctions.

Gifts and Entertainment

All Supervised and Access Persons are required to act in the best interests of the Clients and to avoid actual or potential conflicts of interests. The offering or receipt of gifts, gratuities and entertainment that are excessive in value or frequent has the potential to create conflicts of interests. Accordingly, in connection with AAG, GWCM, GWFS or the Funds, Access Persons may not accept gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to any person or firm. Dinners or invitations in connection with an industry conference or a business-related event are not considered to be conflicts of interest. Note also that foreign, federal, state, and local laws and clients may limit or prohibit giving or receiving gifts, entertainment, or other payments. Supervised and Access Persons, excluding Independent Directors, should see the Great-West Life & Annuity Insurance Company corporate gifts, entertainment and contributions policy for more details and limitations.

Political Contributions - Applicable to Covered Associates Only

Subject to local or state rules or regulations and current policies, generally, individual Covered Associates may make a “De Minimis” contribution to an Official of up to $350 per election depending on whether the individual is entitled to vote for the Official. Note that current policies prohibit contributions made to a state or local governmental entity or official connected to a Government Markets plan or program to which Great-West Financial or Empower Retirement is providing or seeking to provide services.

•

A “Covered Associate” is any general partner, managing member or executive officer of a FINRA member firm or investment adviser, or other individual with a similar status or function; any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and any political action committee (PAC) controlled or directed by the FINRA member firm or investment adviser or by any of their Covered Associates. Note: Compliance will notify each Covered Associate subject to this policy.

•

“Government Entities” includes all state and local governments, agencies and instrumentalities, all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457, and 529 plans.

•

An “Official” includes an incumbent, candidate or successful candidate for elective office of a government entity if the Official is directly or indirectly responsible for or who could appoint any person who can influence the outcome of the hiring of an investment adviser. IMPORTANT: A candidate for federal office could be an Official under the rule not because of the office he or she is running for, but as a result of an office he or she currently holds. If an Official has influence over the hiring of investment advisers as a function of his or her current office, contributions are limited.

All political contributions, regardless of the amount, must be submitted for pre-clearance, except that contributions to the Empower Retirement PAC and the Great-West Financial PAC do not need pre-clearance. See the Great-West Life & Annuity Insurance Company Political Contribution Policy and the investment adviser and broker/dealer Political Contribution Policies for specific details and limitations.

Personal Trading Restrictions, Pre-Clearance and Reporting for Access Persons Only

Pre-Clearance Policy

Access Persons must obtain Pre-Clearance from the CCO’s Office, prior to the purchase or sale of:

a.	Securities in an ICO, IPO or Limited Offering, including private placements and purchases of hedge funds or other private investment funds;

b.	Stocks of companies, regardless of the purchase method (e.g., online, in-person, by subscription, by mail, etc.), whether outright, or by exercising rights, options, warrants, etc.;

c.	Bonds and other debt instruments, including new offerings (including corporate, municipal, high-yield, and convertible bonds);

d.	Options, warrants, and all other derivatives of any underlying securities that themselves require pre-clearance;

e.	Covered Funds and Securities; and

f.	Closed-end funds.

Access Persons must also pre-clear the following:

a.	Donating or gifting of securities;

b.	Tendering securities from a personal account; and

c.	Loans, or guarantees of obligations, being made to entities with which AAG, GWCM, GWFS or the Funds may have a business or financial relationship.

Pre-clearance is not required for the following Purchase or Sale transactions:

a.	Securities issued or guaranteed as to principal or interest by the Government of the United States or its instrumentalities;

b.	Bankers’ acceptances;

c.	Bank certificates of deposit;

d.	Commercial paper and similar high quality short-term debt instruments, including repurchase agreements;

e.	Shares of money market funds;

f.	Unit investment trusts if the unit investment trust is invested exclusively in unaffiliated Funds;

g.	Shares of non-affiliated (non-proprietary) open-end Funds;

h.	Shares of Funds held in qualified retirement plans, e.g., the Great-West 401(k) Staff Plan;

i.

Securities effected in any account over which the Access Person has no Beneficial Ownership or Investment Control, or in any personal account which is managed on a discretionary basis by another person and the Access Person does not influence or control the purchases or sale transactions; and

j.	Securities as part of an Automatic Investment Plan.

Pre-Clearance Process

Prior to the purchase or sale of securities in an ICO, IPO, Limited Offering, or a Covered Security, the Access Person should follow the steps set forth below:

1.	Submit a Pre-Clearance request in advance of the purchase through the Compliance Reporting System.

2.	The Compliance Reporting System will flag a Pre-Clearance request for the CCO’s Office to review if it is appears that a potential or an actual conflict of interest exists.

3.

The Access Person will receive an approval or denial of the Pre-Clearance request from the CCO’s Office via the Compliance Reporting System. A pre-clearance is only valid for trading on the day it is obtained plus the next trading day.

Granting of Pre-Clearance

Pre-Clearance will be granted if the Compliance Reporting System and/or the CCO’s Office determines that the transaction does not violate the Code, which includes, for example, transactions that are:

•	not potentially harmful to the Clients;

•	highly unlikely to affect the market in which a Client’s portfolio securities are traded;

•	not related economically to the securities to be purchased, sold or held by a Client; or,

•	not the result of material non-public information, regardless of how it was obtained.

Denial of Pre-Clearance

Pre-Clearance will be denied if the CCO’s Office determines that the security is being made available in an ICO, IPO or Limited Offering AND:

a.	is Being Considered for Purchase or Sale for a Client; or

b.	the granting of pre-clearance would be inconsistent with the purposes of this Code.

Blackout Rule

Access Persons may not purchase or sell a Covered Security in his/her personal account within seven (7) days after the trades in the same securities for any Client.

Reporting of Personal Trading

A. Who Needs to Report

Access Persons must submit to the CCO’s Office, through the Compliance Reporting System, the following reports concerning their personal Covered Securities transactions and holdings, unless excepted (as set forth herein) from the reporting requirements.

B. What Needs to Be Reported In the Compliance Reporting System

All Access Persons must:

a.	Disclose all securities/investment accounts holding Covered Securities; and

b.	Report all Covered Securities holdings and transactions.

1. Disclosure of Investment Accounts

All Access Persons must disclose in the Compliance Reporting System the existence of all investment accounts holding Covered Securities in which the Access Person, or any member of your immediate family (including any relative by blood or marriage living in your household, or live-in partner sharing financial resources) has Beneficial Ownership or Investment Control. Note that any Access Person who maintains a securities registration with GWFS Equities, Inc. is required to disclose the existence of investment accounts as outlined in the GWFS Written Supervisory Procedures.

In the Compliance Reporting System and on the Broker Account Authorization Form, you must disclose:

•	Account number(s);

•	Name of the broker, bank, insurance company or other financial institution holding any securities;

•	Type of account (i.e., trust account, mutual fund, self-directed brokerage accounts, including 401(k), margin account);

•	Account name(s).

The following are examples of investment accounts that you are required to disclose in the Compliance Reporting System.

•	Any investment account holding any Covered Securities in which you have Beneficial Ownership or Investment Control, including a shared account;

•

Note: if the investment account is managed by a third-party on a discretionary basis you must report the account and provide a copy of the managed account agreement; following acceptance of the agreement, pre-clearance will not be required for transactions for the managed account;

•	Broker/dealer-held IRAs;

•	Partnership or corporate account in which you have Beneficial Ownership or Investment Control; and,

•

Investment account of immediate family member in your household, if you have Investment Control (regardless of whether you exercised authority or have Beneficial Ownership over the investment account).

2. Covered Securities Holdings and Transactions

Access Persons must report all Covered Securities holdings and transactions via the Compliance Reporting System in which the Access Person or any immediate family member (including any relative by blood or marriage living in the same household or live-in partner sharing financial resources) has Beneficial Ownership or Investment Control.

Non-Reportable Securities

The following list identifies the securities transactions and holdings that are NOT required to be reported:

Holdings and Transactions

a.	purchases or sales of securities issued or guaranteed as to principal or interest by the Government of the United States or its instrumentalities;

b.	purchases or sales of bankers’ acceptances;

c.	purchases or sales of bank certificates of deposit;

d.	purchases or sales of commercial paper and similar high quality short-term debt instruments, including repurchase agreements;

e.	purchases or sales of shares of money market funds;

f.	purchases or sales of unit investment trusts if the unit investment trust is invested exclusively in unaffiliated mutual funds;

g.	purchases or sales of shares of Funds excluding Covered Funds;

h.	any Funds (including Covered Funds) offered in qualified retirement plans, e.g., the Great-West 401(k) staff plan;

i.	variable annuity and/or variable life insurance contracts if invested exclusively in other non-affiliated Funds; and

j.	529 College Savings Accounts that meet the requirements set forth in the definition of Covered Security.

Account Statements

If the Access Person or any member of his/her immediate family (including any relative by blood or marriage living in the same household or live-in partners sharing financial resources) has Beneficial Interest or Investment Control in any Covered Securities, the Access Person must authorize and direct each broker or dealer to deliver to the CCO’s Office, on a timely basis, electronic data feeds (or hard copy statements if electronic feeds are not available) of all Covered Securities holdings and transactions for all securities/investment accounts. This authorization is made via the Broker Account Authorization Form found in the Compliance Reporting System in the “Documents” section.

If the Access Person’s broker is unable to provide electronic data feeds of holdings and transactions on a quarterly basis, the Access Person is required to manually enter all Covered Securities transactions and holdings in the Compliance Reporting System no later than ten (10) calendar days after a confirmation statement is received from the brokerage firm and not later than the 30th day of the month following quarter-end for which a transaction in a Covered Security(s) occurred.

It is the Access Person’s responsibility to ensure that the CCO’s Office is appropriately notified of all brokerage accounts and the opening of any new investment account.

How to Report

Access Persons are required to submit the following three reports in the Compliance Reporting System:

1.	Initial Holdings Report;

2.	Quarterly Transactions Reports; and

3.

Annual Holdings Reports (for purposes of this Code, a fourth quarter transaction report may replace the Annual Holdings Report if all Quarterly Transactions for the prior three quarters are submitted on a timely basis).

1. Initial Holdings Report

No later than ten (10) calendar days after becoming an Access Person, all Covered Securities holdings must be entered in the Compliance Reporting System, which must be current as of a date not more than forty-five (45) days prior. Required entries include:

•	The account registration of all of investment accounts holding Covered Securities;

•

The title and type of each Covered Security, ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership or Investment Control; and,

•

The name of any broker, dealer or bank with whom the Access Person or any immediate family member maintains an account in which any securities are held for the direct or indirect benefit of the Access Person or any immediate family member.

2. Quarterly Transaction Report

No later than thirty (30) calendar days after the end of a calendar quarter, Access Persons must provide the following information in the Compliance Reporting System, or we must receive electronic data feeds from your broker with respect to any transaction made during the preceding quarter in a Covered Security in which the Access Person had any Beneficial Ownership or Investment Control:

•

The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and,

•	The price of the Covered Security at which the transaction was effected;

•	The name of the broker, dealer, or bank with or through whom the transaction was effected.

3. Annual Holdings Report

On an annual basis, Access Persons must submit and certify a report of annual holdings through the Compliance Reporting System within 45 days after the end of every calendar year, which contains the following information:

•

The title and type of each Covered Security, ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership or Investment Control; and

•

The name of any broker, dealer or bank with whom the Access Person, or any immediate family member, maintained an account in which any securities were held for the Access Person’s or any immediate family member’s, direct or indirect benefit.

No Holdings or Transactions Certification

If an Access Person has no Covered Securities holdings and/or no transactions to report, a Certification is still required to be submitted in the Compliance Reporting System confirming that the Access Person has no Covered Securities holdings or transactions (as appropriate) to report under the Code.

Review of Reports

The CCO or his/her designee must review reports submitted pursuant to this Code for the purpose of detecting and preventing a potential or actual violation of this Code.

1.

The CCO or his/her designee shall review all Initial Holdings Reports, Quarterly Transaction Reports, Annual Holdings Reports and other reports and information required to be submitted by Access Persons under this Code.

2.

The CCO or his/her designee shall review reports generated through the Compliance Reporting System. The Compliance Reporting System record shall indicate whether the review detected a potential or actual violation of this Code. If the CCO detects a potential or actual material violation of this Code, the CCO shall promptly inform the relevant entity board in writing.

3.	The CCO promptly after furnishing such written notification of a potential or actual material violation of this Code shall take those measures the CCO deems necessary and appropriate to remedy such violation, including, but not limited to, requiring the Access Person to divest any inappropriate securities holdings and recommending sanctions to Management.

4.	The CCO shall take such other actions and measures as deemed necessary and appropriate to carry out his or her duties with respect to the review of reports required under this Code.

The CCO shall identify all Access Persons who are required to make reports and shall inform those Access Persons of their reporting obligation. Once informed of the duty to file reports, an Access Person has a continuing obligation to file such reports in a timely manner.

Sanctions

If the CCO has determined that a Supervised or Access Person or a Covered Associate has committed a violation of this Code, the CCO may impose sanctions as deemed appropriate. Management may impose such sanctions against the Access Person determined to have violated this Code as it deems appropriate, including, but not limited to, a letter of censure or suspension or termination of the employment, officer position, or other position of the violator. No officer, director or manager may participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself. All profits from violations of any of the trading restrictions and pre-clearance requirements described in this Code are subject to forfeiture by the CCO’s Office.

Reports to the Board

On a yearly basis, the CCO or his/her designee shall furnish to the Management of AAG, GWCM and the Funds, a written report that:

1.

Describes any issues arising under this Code since the last report to the Management, including, but not limited to, information about material violations of this Code and the sanctions, if any, imposed in response to the material violations; and

2.	Certifies that GWCM, AAG, GWFS, or the Funds, as appropriate has/have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

3.	In considering the written report, the Management shall determine whether any action is required in response to the report.

To the extent that immaterial violations of this Code (such as late filings of required reports) may collectively indicate material problems with the implementation and enforcement of this Code, the written report may describe any violations that are material in the aggregate.

Record Retention

AAG, GWCM, GWFS and the Funds must maintain records in the manner and to the extent set forth below, which records may be maintained electronically or in another format under the conditions described in Federal Securities Laws and rules, such as Rules 17a-3 and 17a-4 of the Securities and Exchange Act of 1934, Rule 17j-1 of the 1940 Act and Rules 204-2 and Rule 204A-1 under the Advisers Act, and shall be available for examination by representatives of the Securities and Exchange Commission:

1.	Retention of Code. A copy of this Code and any Code that was in effect at any time within the past five years must be preserved in an easily accessible place.

2.

Record of Violations. A record of any violation of this Code and of any action taken as a result of such violation must be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

3.

Record of Written Acknowledgments. A copy of written acknowledgements by all current Access Persons and all individuals who have been Access Persons within the last five years of the receipt of this Code and any amendments thereto must be maintained in an easily accessible place.

4.

Copy of Forms and Reports. A copy or record of each Pre-Clearance Form and each Initial Holdings Report, Quarterly Transaction Report, and Annual Holdings Report prepared and submitted by an Access Person, including any broker or dealer trade confirmations or account statements provided in lieu of such reports, pursuant to this Code must be preserved by the Chief Compliance Officer for GWCM, for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place.

5.

List of Access Persons. A list of all persons who are, or within the past five years of business have been, required to file Initial Holdings Reports, Quarterly Transaction Reports, and Annual Holdings Reports pursuant to this Code and a list of those persons who are or were responsible for reviewing such Reports must be maintained in an easily accessible place.

6.

Written Reports to the Managers. A copy of each written report furnished to the Managers under this Code shall be maintained for at least five years from the end of the Fund’s fiscal year in which it is made, the first two years in an easily accessible place.

7.

Records Relating to Decisions Involving Initial Public Offerings and Limited Offerings. The decision to permit acquisition by Investment Personnel of securities made available in an initial public offering or limited offering must be maintained for at least five years from the end of the fiscal year in which the approval is granted.

8.

Sites of Records to be Kept. All such records and/or documents required to be maintained pursuant to this Code and Federal Securities Laws and rules as referenced above shall be kept in an easily accessible location at the offices of the CCO, located in Greenwood Village, Colorado 80111.

Glossary of Terms

Following are the definitions used in this Code:

Term	Definition
Access Persons

“Access Person” is defined in Rule 17j-1 of the 1940 Act and in Rule 204A-1(e)(1) under the Advisers Act. For purposes of compliance with this Code, an Access Person is any Supervised Person who has access to:

1.  nonpublic information regarding a Client’s purchase or sale of securities, or nonpublic information regarding the holdings of any Covered Fund; or

2.  who is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic.

The term “Access Person” includes the following individuals as defined below in this Section:

Term	Definition

•  GWCM Investment Personnel;

•  AAG or GWCM Portfolio Managers;

•  GWFS associated persons who have access to trade blotters containing open orders for Covered Securities;

•  Investment Administration, Services, Operations and Investment Compliance Groups;

•  Any other employee/contractor of AAG, GWCM, GWFS or the Funds or of any company in a control relationship who is designated as an Access Person by the CCO’s Office; and

•  Any officer or director of AAG, GWCM or the Funds (or other person occupying a similar status or performing similar functions).

Ultimately, whether or not an individual will be designated an “Access Person” will be determined by the CCO’s Office based on an analysis of the type of information to which the individual has access.

Automatic Investment Plan

An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a determined schedule and allocation.

An “Automatic Investment Plan” includes a dividend reinvestment plan and dollar cost averaging program.

Being Considered for Purchase or Sale

A security is “Being Considered for Purchase or Sale” when a Portfolio Manager seriously considers making a recommendation to purchase or sell a security on behalf of a Client(s), or when that recommendation has been made by Investment Personnel and accepted by a Portfolio Manager.

Beneficial Ownership

“Beneficial Ownership” generally means any direct or indirect pecuniary interest in a security.

“Beneficial Ownership” includes accounts of a spouse, children who reside in an Access Person’s home and any other relatives (parents, children, brothers, sisters, including a live-in partner, etc.) whose investments the Access Person directs or controls, whether the person lives with him or not, as well as accounts of another person (individual, director, corporation, trust, custodian, or other entity) if, by reason of any contract, understanding, relationship, agreement or other arrangement, the Access Person obtains or may obtain therefrom benefits substantially equivalent to those of ownership.

Board	The Board or Managers or Board of Directors for each entity named in this Code: AAG, GWCM, GWFS and/or the Funds.

Term	Definition
Chief Compliance Officer (“CCO”)

The term Chief Compliance Officer (“CCO”) means a CCO of AAG, GWCM, GWFS or the Funds and his or her designee. The term “CCO” and the “CCO’s Office” is used interchangeably throughout this Code. The CCO’s Office has the authority to grant or deny pre-clearance approval of transactions in securities by Access Persons in any personal accounts in which they have Beneficial Ownership and for which they exercise Investment Control, and to monitor and enforce the activities of all individuals subject to this Code.

Client or Clients	“Client” or “Clients” means any person, entity, or other recipient of investment advisory services provided by AAG or GWCM, including, for example, the Funds.
Compliance Reporting System

“Compliance Reporting System” means the automated and web-based applications used by the CCO’s Office to track and monitor personal trading activities, COE acknowledgements, gifts and entertainment, political contributions, questionnaires and certifications.

All Access Persons who are required to report in accordance with this Code must submit their reports electronically to the CCO’s Office through the Compliance Reporting System, unless expressly exempted from reporting in this Code. Access Persons are encouraged to establish a direct, electronic reporting link from their broker-dealer to the Compliance Reporting System and should contact the CCO’s Office for information on establishing such electronic links.

Covered Fund

“Covered Fund” means:

a.   any series of the Funds for which GWCM serves as an investment adviser, including, for example, any series of collective investment trusts offered by Great-West Trust Company;

b.  Exclusions: Money Market and Funds of Funds, e.g., Great-West Government Money Market Fund; Great-West Profile Asset Allocation Series; Great-West Lifetime Asset Allocation Series; Great-West SecureFoundationSM Series; and Great-West Lifetime Asset Allocation Series.

Covered Security

“Covered Security” means, in general, any interest or instrument commonly known as a “security”, including:

•  equity and debt securities,

•  derivative securities, including without limitation, options on and warrants to purchase equity, commodity, currency, or debt securities, futures, swaps and other derivative contracts (including any group or index of securities of the foregoing),

•  exchange-traded securities (“ETF”),

•  private investment funds, hedge funds,

•  shares of closed-end investment companies,

Term	Definition

•  investments in unit investment trusts (“UIT”); and

•  foreign mutual funds and foreign unit trusts.

Exception. “Covered Security” does NOT include:

•  Non-affiliated Funds except in situations as described under a Covered Security, above;

•  The Covered Funds and Putnam Funds in the Great-West 401(k) plan;

•  United States government securities (e.g., Treasury bills, T-notes);

•  Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;

•  Money market funds;

•  Unit investment Trusts (“UIT”) that are invested exclusively in other non-affiliated mutual funds;

•  Variable annuity and/or variable life insurance contracts if invested exclusively in other non-affiliated mutual funds; and

•  Investments in a 529 College Savings Account (“529 Plan”) that meets the following criteria:

•  The Funds, GWCM, or their control affiliates do not administer, manage, distribute, market, or underwrite the 529 Plan (including the investments and/or strategies offered in such 529 Plan);

•  The 529 Plan’s investment strategies and underlying investment options are selected and managed by the 529 Plan’s administrator or investment adviser;

•  The 529 Plan does not fall within the Investment Control of an Access Person; and

•  The 529 Plan offers only open-ended mutual funds, guaranteed investment contracts, and/or separately managed investment portfolios.

Exempt Persons

“Exempt Persons” means the following individuals who have executed a confidentiality agreement and who do not have access to non-public information for GWCM or a Covered Fund:

a.   certain temporary workers who actively provide services on a continuous basis for six (6) months or less,

b.  certain control persons (and their employees) and employees of affiliates; and,

c.   other employees designated by the CCO’s Office.

ExemptPersons are not subject to the reporting requirements of this Code.

Federal Securities Laws	“Federal Securities Laws” means: • the Securities Act of 1933,

Term	Definition

•  the Securities Exchange Act of 1934,

•  the Sarbanes-Oxley Act of 2002,

•  the Investment Company Act of 1940,

•  the Investment Advisers Act of 1940,

•  Title V of the Gramm-Leach-Bliley Act (1999),

•  the Bank Secrecy Act (31 U.S.C. 5311 — 5314; 5316 — 5332) as it applies to broker-dealers, registered investment companies and investment advisers;

•  any rules adopted thereunder by the Securities and Exchange Commission or the
Department of the Treasury; and

•  Applicable rules of self-regulatory agencies such as the Financial Industry Regulatory
Authority (“FINRA”). FINRA rules contain initial account/trading notification requirements and additional restrictions and prohibitions for registered persons and others associated with an Underwriter, regardless as to whether such persons are
Supervised or Access Persons under the Code.

Fund	An investment company registered under the 1940.
Independent Director	“Independent Director” means a director of the Funds who is not an “interested person” within the meaning of Section 2(a)(19) of the 1940 Act.
Initial Coin Offering (“ICO”)

Initial coin offerings (also called ICOs or token sales) are used by individuals or entities to raise capital. Virtual coins or tokens (cryptocurrencies) are purchased with either traditional or digital currencies. After they are issued, virtual coins or tokens may be resold to others in a secondary market.

Initial Public Offering (“IPO”)

The term “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Club

The SEC defines an investment club as a group of people who pool their money to make investments. The investment clubs are usually organized as partnerships and, after the members study different investments, the group decides to buy or sell based on a majority vote of the members. Managing one’s own assets or family assets does not constitute an investment club.

Investment Control

The term “Investment Control” refers to any Covered Security over which an Access Person has influence (i.e., power to manage, trade, or give instructions concerning the investment disposition of assets in the account, or to approve or

Term	Definition

disapprove transactions in the account), whether sole or shared, direct or indirect.

Note: Access Persons are presumed, under this Code, to have Investment Control as a result of having Investment Control over or being:

•  a personal brokerage account(s);

•  an account(s) in the name of the Access Person’s spouse or minor children, unless interest in such account has been renounced and documentation has been provided to the CCO’s
Office;

•  an account(s) in the name of any family member;

•  a trustee having executor power over a trust or an estate account or a protector with such powers over a trust; or,

•  able to exercise of a power of attorney over an account.

Investment Personnel

Portfolio Managers of AAG or GWCM and other employees who assist or provide advice to the Portfolio Managers in making and implementing investment decisions (including purchases and sales) on behalf of the Clients, including research analysts and portfolio assistants.

Limited Offering

An offering of securities exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933. (Regulation D Program).

Note: Limited offerings are also referred to as private placements and include many unregistered investment vehicles such as hedge funds, private equity funds, venture capital funds, and other sources of public venture funding including crowd-sourced or internet-based funding.

Management	Members of the Board for the relevant entity and/or senior-level employees with authority and responsibility to make decisions for the relevant entity.
Portfolio Manager	The person or persons entrusted with the direct responsibility and authority to make investment decisions affecting a Client.
a.
Supervised Person

Section 202(a)(25) and Rule 204-3(h)(4) of the Advisers Act define a Supervised Person as any partner, officer, director or other person occupying a similar status or performing similar functions, or employee of an investment adviser or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.